UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT,
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: June 19, 2017

TRINITY CAPITAL CORPORATION
(Exact name of Registrant as specified in its charter)

New Mexico
(State or other jurisdiction of incorporation)

000-50266	85-0242376
(Commission File Number)	(I.R.S. Employer Identification Number)

1200 Trinity Drive, Los Alamos, New Mexico	87544
(Address of principal executive offices)	(Zip Code)

(505) 662-5171
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) On June 19, 2017, the Board of Directors of Los Alamos National Bank ("LANB" or the "Bank"), the wholly-owned subsidiary of Trinity Capital Corporation (the "Company"), appointed Thomas Dolan as Chief Financial Officer of the Bank, effective immediately.

Mr. Dolan, age 57, joined LANB in April 2017 as its Senior Financial Officer.  Prior to joining LANB, Mr. Dolan was most recently employed as Executive Vice President and Chief Operating Officer for Anchor Bank based in Madison, Wisconsin, and its successor, Old National Bank, until September 30, 2016.  Prior to serving in that capacity, Mr. Dolan served as Chief Financial Officer of Anchor Bank.  He is a graduate of Loyola University of Chicago and holds an MBA from University of Chicago with a concentration in Finance.

Mr. Dolan does not have a direct or indirect material interest in any transaction with the Company or LANB required to be disclosed pursuant to item 404(a) of Regulation S-K.  Mr. Dolan is not related to any other director or executive officer of the Company or LANB.

Under the terms of his employment as Chief Financial Officer of the Bank, Mr. Dolan will receive an annual base salary of $300,000, and he will participate in the benefit plans currently available to LANB employees.  Mr. Dolan is also eligible to receive cash and stock incentives at the discretion of the Bank's Board of Directors.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRINITY CAPITAL CORPORATION

Dated: June 23, 2017	By:	/s/ John S. Gulas
John S. Gulas Chief Executive Officer and President